Exhibit 10.1


                            RESPONSE COST SHARING AND
                    ALTERNATIVE DISPUTE RESOLUTION AGREEMENT

      This Response Cost Sharing and Alternative Dispute Resolution Agreement (the "Agreement") is made as of this 21st day of May, 2007, by American Biltrite Inc., a Delaware corporation ("ABI"), and Miller Industries, Inc., a Maine corporation ("Miller Industries") (ABI and Miller Industries being sometimes referred to collectively as the "Parties" and individually as a "Party").

                                    RECITALS

      WHEREAS, the State of Maine, through its Department of Environmental Protection ("MEDEP"), has alleged that there exist hazardous substances in the groundwater, surface water, and soils at a parcel of land near Upland Road in Lisbon, Maine (Lisbon Town Map U-17, Lot 22) (the "Bonafide Site");

      WHEREAS, Miller Industries is alleged to be a potentially responsible party ("PRP") for the alleged environmental contamination of the Bonafide Site, pursuant to Maine's Uncontrolled Hazardous Substance Sites Law ("UHSSL"), 38 M.R.S. ss. 1362(2) and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss.9607(a), as the owner of the Bonafide Site;

      WHEREAS, ABI is alleged to be a PRP for the alleged environmental contamination of the Bonafide Site, pursuant to UHSSL and CERCLA;

      WHEREAS, the Parties have incurred response costs in investigating and containing the alleged environmental contamination of the Bonafide Site;

      WHEREAS, the U.S. Environmental Protection Agency ("EPA") has alleged that there exists a release or threatened release of a hazardous substance, pollutant, or contaminant at a parcel of land at 1 Upland Road in Lisbon, Maine (Lisbon Town Map U-17, Lot 24) (the "Leda Site") (the Leda Site and Bonafide Site being sometimes referred to as the "Sites");

      WHEREAS, on May 9, 2005, EPA assigned the regulatory oversight of the Leda Site to MEDEP;

      WHEREAS, Miller Industries is alleged to be a PRP for the alleged environmental contamination of the Leda Site, pursuant to UHSSL and CERCLA;

      WHEREAS ABI is alleged to be a potentially responsible party for the alleged environmental contamination of the Leda Site, pursuant to UHSSL and CERCLA;

      WHEREAS, Miller Industries has incurred response costs in investigating and containing the alleged environmental contamination of the Leda Site; and

      WHEREAS, the Parties desire to undertake certain additional response actions at the Sites as more particularly set forth in this Agreement, in part to avoid further enforcement activities by MEDEP and/or EPA, including the imposition of oversight costs and/or penalties,

      NOW, THEREFORE, Miller Industries and ABI hereby agree to respond to the alleged environmental contamination of the Sites, and further to resolve and allocate, finally, their respective liability for past and future response costs at the Sites, as follows:

1.    ENVIRONMENTAL RESPONSE AND REMEDIATION

      1.1. The Parties accept the Plans (as defined and described below) as defining the scope of work to be funded and completed pursuant to the terms of this Agreement:

      A. The March 9, 2005, Findings Report For Soil Investigation And Remediation, Former Leda Associates Property, by Sevee & Maher Engineers, Inc. ("Sevee & Maher") (attached hereto as Schedule 1.A.1), subject to comments and requirements imposed by EPA in correspondence dated April 19, 2005 (attached hereto as Schedule 1.A.2), and by MEDEP (attached hereto as Schedule 1.A.3), and as amended by Sevee & Maher's May 24, 2006 letter (attached hereto as
            Schedule 1.A.4), and Sevee & Maher's November 8, 2006, Engineering and Laboratory Services budget (attached hereto as Schedule 1.A.5) (together, the "Leda Plan");

      B. The September 12, 2003, Draft Report Of Site Investigation, by URS Corporation ("URS") (attached hereto as Schedule 1.B.1), subject to comments and requirements imposed by MEDEP in correspondence dated March 31, 2005 (attached hereto as Schedule 1.B.2), URS's January 30, 2007, Additional Site Investigation Work Plan (attached hereto as Schedule 1.B.3), and URS's March 19, 2007 Letter and Estimate (attached hereto as Schedule 1.B.4) (the "Bonafide Plan") (the Leda Plan and Bonafide Plan being sometimes referred to as "Plans" or individually as a "Plan").

      1.2. Any material change or modification, or series of changes or modifications in the scope of work detailed in either Plan that impose substantial additional costs on the Parties (i.e., exceeding $25,000 individually or $50,000 in the aggregate) shall be subject to further review and Approval of the Parties. A Party shall respond to a request for Approval of such a change or modification within ten (10) business days. As used in this Agreement, "Approval", "Approved by the Parties" or "Approval of the Parties" means approved in writing by each of the Parties, which approval, unless otherwise provided herein, shall not be unreasonably withheld, delayed or conditioned.

      1.3. Subject to a final determination of the Parties' respective allocation shares as set forth elsewhere in Article 3 below, each of Miller Industries and ABI agrees to fund fifty percent (50%) of the budgeted costs of the remedial investigation, feasibility study, and remediation of the Sites as reflected in the respective Plans (the "Bonafide Site Response Costs" and "Leda Site Response Costs", respectively; and collectively, the "Response Costs"), as


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

further provided in this Section 1.3 and in Section 2.1 below. Within fifteen
(15) days following the later of the date of this Agreement and the execution and delivery of the "Escrow Agreement" (as defined in Section 2.1 below), each Party will fund $340,423.26, such amount representing, in total, fifty percent (50%) of the budgeted costs to complete the Additional Site Investigation work and any Follow-Up Investigation under the Bonafide Plan, and one hundred percent (100%) of the budgeted costs to complete the remediation provided in the Leda Plan. Beginning October 1, 2007 and continuing on the first day of each calendar quarter thereafter, the Parties shall Approve a budget for the ensuing six (6) months to complete the work anticipated to be done during such six (6) month period, and each Party shall fund the unfunded portion of its fifty percent (50%) share thereof within ten (10) days after such Approval.(1) Attached hereto as Schedule 1.3 is a correct and complete list of those Response Costs incurred and paid by Miller Industries prior to the date hereof. Within thirty (30) days following the date of this Agreement, ABI shall reimburse Miller Industries an amount equal to $43,582.76, representing fifty percent (50%) of those Response Costs so listed on Schedule 1.3.

      1.4. The Parties agree that Miller Industries, on behalf of the Parties, shall work with MEDEP, EPA, and any other local, state or federal agencies with jurisdiction over the Sites in the oversight, review, approval, and implementation of the Plans. Miller Industries shall also oversee and supervise the consultants and contractors engaged by the Parties to implement the Plans, including URS Corporation, Sevee & Maher, and Clean Harbors, Inc. Miller Industries shall direct each of such consultants and contractors to prepare and submit to the Parties progress reports on a regular basis. Such progress reports shall describe in detail the progress made in implementing the Plans, communications and/or meetings with local, state or federal entities with jurisdiction over the Sites, and any other items of material interest to the Parties. Miller Industries shall, at its election, be relieved of its obligations under this Section 1.4 at such time (if ever) as there shall be allocated to Miller Industries hereunder a share of responsibility for a Site that is less than fifteen percent (15%) of the anticipated costs of responding to the alleged contamination of that Site. Any such election by Miller Industries shall be conditioned upon ABI and Miller Industries entering into such agreements between themselves and with third parties (including abutters of the Sites and others affected by the claims associated therewith), and obtaining such consents and approvals from MEDEP, EPA and any other local, state or federal agencies with jurisdiction over the Sites, and other interested parties, as are necessary or appropriate for Miller Industries to be relieved of, and ABI to assume the oversight, review, approval, and implementation of the Plans.

2.    ESCROW OF LEDA SITE AND BONAFIDE SITE RESPONSE COSTS

      2.1. The Parties shall fund the Response Costs by tendering their respective contributions described in Section 1.3 above to T.D. Banknorth, N.A. (the "Escrow Agent"), who shall hold such amounts and disburse same in accordance with the Escrow Agent's standard-form escrow agreement (the "Escrow Agreement"), which the Parties shall execute, completed in a manner consistent herewith. The Parties shall bear equally the fee (if any) of the Escrow Agent. The Escrow Agreement shall provide, inter alia, for disbursements to pay Response Costs in accordance with the written direction(s) of the Parties.

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(1) For example: If on October 1, 2007 the Parties Approve $100,000 of Response
Costs for the period commencing on such date and ending March 31, 2008, which amount includes $80,000 of Response Costs anticipated to be incurred during such period and previously funded by the Parties under the first sentence of this
Section 1.3, then each Party shall, on or before October 10, 2007, tender to the Escrow Agent $10,000 (i.e., fifty percent (50%) of the $100,000 Approved amount, less the $80,000 previously tendered to the Escrow Agent).


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

3.    RESOLUTION OF PARTIES' ALLOCATIONS

      3.1. Upon the responsible environmental authority's acceptance of a report delineating the parameters of alleged environmental contamination, and approving a proposed remedy for such contamination, including an Approved budget therefor, for both Sites, the Parties shall make good faith efforts to reach a consensus and agreement upon their respective final shares (each, a "Share Allocation") of responsibility for the Response Costs. In determining the Parties' respective Share Allocations, whether by agreement or arbitration, there shall be separately determined the share of Response Costs allocable to one or more third parties (each, an "Orphan Share"). If after good faith efforts to reach such consensus and agreement carried out over a thirty (30) day period the Parties are unable to agree upon their respective Share Allocations and, if applicable, any Orphan Shares, for either the Bonafide Site Response Costs or the Leda Response Costs, then either Party may submit the dispute to a sole arbitrator selected by the Parties, or to arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, such arbitration to be administered by the American Arbitration Association's Northeast Case Management Center. The arbitration, and the parties shall be governed by the Federal Arbitration Act and judgment on the award may be entered by any court having jurisdiction.

      3.2. The arbitration shall occur before a single arbitrator, experienced in environmental liability, contribution, and indemnification issues.

      3.3. The arbitration hearing shall be conducted in the offices of Verrill Dana, LLP in Portland, Maine.

      3.4. Each Party shall bear its own legal fees and expenses and an equal share of all costs and fees of the arbitrator.

      3.4. The arbitrator shall not limit, expand or modify the terms of this Agreement nor award damages in excess of compensatory damages, and each Party waives any claim to such excess damages for the purposes of this Agreement. The obligations of a Party to arbitrate a dispute hereunder shall not affect such Party's right to seek interim protection, specific performance, or other equitable relief regarding obligations imposed by this Agreement.

      3.5. The arbitrator shall issue a written decision and award promptly following the close of the record of the Arbitration. In determining the respective Allocation Shares of the Parties and, if applicable, any Orphan Shares, the Arbitrator in his decision and award shall, in both his findings and conclusions, make separate and distinct determinations as to the Bonafide Site and Leda Site.

      3.6. The decision and award of the Arbitrator shall be final and binding on the Parties. The Award may be entered and enforced in any state or federal court in Maine, and the Parties agree to submit to the personal and subject matter jurisdiction of such court.


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

      3.7. Within thirty (30) days following either agreement of the Parties under Section 3.1 above, or the Arbitrator's decision and award, regarding the respective Share Allocations of the Parties and, if applicable, any Orphan Shares, the Parties shall pay to one another such amount as is necessary so that each Party, giving effect to all prior payments and such final, adjusting payment, shall have paid its finally-determined Share Allocation of responsibility for the Response Costs. In addition, if there is determined to exist one or more Orphan Shares, the Parties shall cooperate with one another to seek contribution from such third parties. If contribution for any such Orphan Share cannot be secured, then the Parties shall bear responsibility for such Orphan Share, and any costs incurred in seeking same, in the same proportion as their respective Share Allocations bear to one another.(2)

      3.8. The subject matter, content and result of arbitration shall be held in confidence by the Parties, and no Party shall issue any press release or make any public announcement relating thereto without the prior written approval of each Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

      3.9. Nothing in this Section 3 shall foreclose the Parties' right to agree, in writing, to postpone or hold in abeyance such arbitration for the purpose of first conducting negotiations via other alternative dispute resolution media, including mediation.

4.    TERMINATION

      4.1 Unless sooner terminated pursuant to the provisions of this Agreement, this Agreement shall remain in effect until completion of the remediation work described in the Plans and a final determination pursuant to Section 3 above of the Parties' respective Share Allocations for the Sites.

      4.2. (a) Each Party shall have the right to terminate this Agreement if
(i) the other Party materially breaches this Agreement and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within a reasonable time (not to exceed sixty (60) days) from the date the non-breaching Party provides the breaching Party with written notice of such breach, or (ii) either Party suffers an act of bankruptcy which, for purposes hereof, means, as to a Party, such Party is or becomes insolvent, makes an assignment for the benefit of creditors, or petitions or applies for the appointment of a liquidator, receiver, manager, trustee or custodian (or similar official) of such Party or of any substantial part of such Party's assets, or commences any proceeding or case relating to such party under any bankruptcy, reorganization, arrangements, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect; or (iii) if any such petition or application is filed or any such proceeding or case is commenced against such Party and such Party indicates its approval thereof,

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(2) For example, assume that the Arbitrator finds ABI and Miller Industries with
Share Allocations of, respectively, 60% and 20%, with the remaining Share Allocations assigned to one or more third parties. Assume further that no contribution can be found from any of these third parties. Therefore, the Parties' respective Share Allocations would be increased to 75% and 25%, respectively, bearing the same proportion as those found by the Arbitrator and totaling 100% responsibility for the Response Costs.


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

consent thereto or acquiescence therein or an order is entered appointing any such liquidator or receiver or custodian (or similar official), or adjudicating such Party bankrupt or insolvent, or approving a petition in any such proceeding or a decree or order for relief is entered in respect of such Party in an involuntary case under any bankruptcy, reorganization, arrangements, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and such order remains in effect for more than thirty (30) days, whether or not consecutive.

            (b) This Agreement may be terminated at any time upon the mutual written agreement of both Parties.

      4.3. Upon termination of this Agreement pursuant to Section 4.2 above, this Agreement shall terminate and be of no further force or effect; provided, that all provisions of this Agreement requiring or contemplating the performance of any specific act after the termination of this Agreement, shall survive the termination of this Agreement; and provided further, that no Party shall have any liability hereunder of any nature whatsoever to the other Party, except for liability for breach of this Agreement prior to any such termination and any liability for payments arising prior to the termination of this Agreement not previously paid.

5.    REPRESENTATIONS AND WARRANTIES

      5.1. Miller Industries represents and warrants to ABI that:

            (a) The execution, delivery, and performance by Miller Industries of this Agreement are within the corporate power of Miller Industries, and have been duly authorized by all necessary action on the part of Miller Industries;

            (b) This Agreement has been duly executed and delivered by Miller Industries and constitutes the valid and binding obligation of Miller Industries, enforceable against it in accordance with its terms; and

            (c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which it is subject or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which it is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, would not have a material adverse effect on its financial condition taken as a whole or on its ability to consummate the transactions contemplated by this Agreement. There is no need for it to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.


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

      5.2. ABI represents and warrants to Miller Industries that:

            (a) The execution, delivery, and performance by ABI of this Agreement are within the corporate power of ABI, and have been duly authorized by all necessary action on the part of ABI;

            (b) This Agreement has been duly executed and delivered by ABI and constitutes the valid and binding obligation of ABI, enforceable against it in accordance with its terms; and

            (c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which it is subject or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which it is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, would not have a material adverse effect on its financial condition taken as a whole or on its ability to consummate the transactions contemplated by this Agreement. There is no need for it to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

6.    NOTICES

      6.1. All notices to a Party shall be addressed to such Party at the address set forth below or to such other place as may be designated by written notice to the other Party. Notice shall be sufficient when delivered by hand; when sent by fax/telecopy with the original thereof posted first-class mail, postage prepaid, within two (2) business days thereafter; when posted by Federal Express, Express Mail, or any similar regular, receipted overnight delivery service, postage prepaid; when posted by certified mail, return receipt requested and postage prepaid; or when delivered by a private courier, requesting evidence of receipt as part of its service. Any such notice shall be addressed to the Party at its address described below, and shall be effective when first received. Unless otherwise notified in writing, each Party shall direct all sums payable to the other Party at its address for notice purposes. For purposes hereof, the addresses of the Parties shall be:


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

      If to Miller Industries, Inc.:

      David J. Robinson
      Miller Industries, Inc.
      P.O. Box 97 Canal Street
      Lisbon Falls, ME 04252-0097
      Fax:  (207) 353-5900

      With a copy to:

      George S. Isaacson, Esq.
      Brann & Isaacson
      184 Main Street
      P.O. Box 3070 Lewiston, ME 04243-3070 Fax: (207) 783-9325

      If to American Biltrite Inc.:

      American Biltrite Inc.
      Attn.:  Vice President & Corporate Counsel
      57 River Street
      Wellesley Hills, MA  02481-2097
      Telephone:  (781) 237-6655
      Fax:  (781) 237-6880

      With a copy to:

      David M. Amidon, Esq.
      Burns & Levinson LLP
      125 Summer Street
      Boston, MA  02110
      Fax:  (617) 345-3299

7.    GENERAL PROVISIONS

      7.1. Each Party shall bear and pay its own attorneys' fees and costs incurred in furthering or monitoring such Party's responses at the Bonafide Site and/or Leda Site, and in negotiating, mediating, and/or arbitrating the Parties' respective shares of responsibility therefor.

      7.2. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Maine, without regard to principles of conflicts of laws that would require the application of the laws of another jurisdiction.


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

      7.3. This Agreement shall be binding upon, and inure to the benefit of each of the Parties hereto and their respective successors and assigns, but no rights of a Party hereunder may be assigned, and no obligations of a Party may be delegated without the other Party's written consent. Any other purported assignment shall be null and void.

      7.4. This Agreement and the other documents referred to herein or delivered pursuant hereto contain the entire agreement among the Parties with respect to the transactions contemplated hereby and supersede all prior negotiations, commitments, agreements and understandings among them with respect thereto.

      7.5. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

      7.6. Except as otherwise provided herein, this Agreement may be amended, and compliance with any provision of this Agreement may be omitted or waived, only by written agreement duly signed by the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      7.7. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

      7.8. Any determination, approval or consent required of or from a Party, regardless of whether stated to be in such Party's discretion, shall not be unreasonably made, withheld, delayed or conditioned. Each Party shall hereafter execute and deliver such additional and confirmatory instruments as reasonably may be requested by the other Party hereto to carry out the intent, provisions and purposes of the Agreement.

      7.9. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. A reference to a Section, Schedule, Exhibit or attachment will mean a Section in, or an Exhibit, Schedule or attachment to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. Unless the context otherwise requires, (i) a term has the meaning ascribed to it in this Agreement,
(ii) an accounting term not otherwise defined shall have the meaning ascribed to it under generally accepted accounting principles in effect in the United States, (iii) "or" is not exclusive, (iv) the word "including" shall mean "including without limitation" or words to that effect, and (v) grammatical variations of any terms defined herein have similar meanings, (vi) words in the singular include the plural, and words in the plural include the singular, and
(vii) words importing the masculine gender shall include the feminine and neuter genders. For the purposes of such construction, this Agreement will be considered as a whole.


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      7.10. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof (and shall be replaced with an enforceable provision as similar to the original as possible without being prohibited or unenforceable), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first written above.

MILLER INDUSTRIES, INC.                            AMERICAN BILTRITE INC.


By: /s/ Herbert A. Miller                          By: /s/ Richard G. Marcus
    ---------------------                              ---------------------
    Its: President                                     Its: President
    thereunto duly authorized                          thereunto duly authorized


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